Exhibit 99.1

[tousa logo]	Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA, Inc. Authorized to List on the
New York Stock Exchange

Hollywood, Fla., October 18, 2004 — Technical Olympic USA, Inc. (NASDAQ: TOUS) announced today that it plans to transfer the listing of its common stock to the New York Stock Exchange (NYSE) from the NASDAQ National Market. The Company anticipates its shares will begin trading under the symbol “TOA” on November 9, 2004. Until that time, TOUSA’s shares will continue trading on the NASDAQ under the symbol “TOUS.”

“Our listing on the NYSE is a key milestone in our Company’s history and recognition of the progress we have made since the Engle and Newmark merger in June 2002,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA. “Our participation in the world’s largest stock exchange should enhance the Company’s visibility to the investment community and create a more efficient trade execution process for our shareholders.”

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.